UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2009

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	0-27918	13-3070826
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2511 Garden Road Building A, Suite 200 Monterey, California (Address of principal executive offices)	93940 (Zip Code)
(831) 642-9300
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On March 27, 2009, Century Aluminum Company (“Century”) finalized the terms and conditions of the separation from Century of Mr. Giulio Casello, Senior Vice President of Business Development.  Mr. Casello’s termination of service with the Company will become effective on April 30, 2009.

Mr. Casello will receive the following severance benefits:

•	a lump-sum severance payment equal to 9 months’ base salary, net of applicable withholdings and deductions; and

•	reimbursement of reasonable relocation and moving expenses back to Australia; and of reasonable closing costs and expenses in connection with the sale of his house in California.

Mr. Casello’s incentive compensation will be treated as follows:

•
with regard to the Company’s 2009 Annual Incentive Plan, Mr. Casello will receive, at his election, $50,000 or a future prorated payment based on the number of days he was employed in 2009 and the amount of such award as may be paid to senior executives for 2009; and

•
as to the Company’s 2007-2009 Long-Term Incentive Plan (“LTIP”) and 2008-2010 LTIP, such amounts as and when they are paid by the Company to its senior executives, in accordance with the Company’s practices then prevailing for its former employees.

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The information in this Form 8-K may contain "forward-looking statements" within the meaning of U.S. federal securities laws.  The Company has based its forward-looking statements on current expectations and projections about the future, however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the Company's actual results to differ materially from those expressed in its forward-looking statements.  More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the Company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURY ALUMINUM COMPANY
Date:	April 2, 2009	By:	/s/ Robert R. Nielsen
Name: Robert R. Nielsen Title: Executive Vice President and Secretary